Exhibit 10(kk)

February 8, 2001

Joseph T. Gorman
1900 Richmond Road
Cleveland, Ohio 44124

Dear Joe:

      This letter agreement confirms our understanding relating to the engagement by TRW Inc. (“TRW”) of Joseph T. Gorman as a consultant to TRW. The terms and conditions attached as Exhibit 1 also apply fully to the engagement and, together with this letter, constitute our “Agreement.”

      TRW’s Chief Executive Officer shall request your consulting services from time to time. However, you will not be obligated to devote more than ten percent of your time in any year to such services.

      This Agreement shall commence on April 2, 2001 and will continue for a period of two years, terminating on March 31, 2003. This Agreement shall not be modified in any way except by a written document executed by both parties.

      As sole compensation for your services, TRW shall pay to you an annual fee of Two Hundred Thousand Dollars ($200,000.00) per year, to be paid in monthly installments beginning April 2, 2001. In addition, TRW shall reimburse you for all reasonable travel, long-distance telephone and other out-of-pocket expenses incurred by you in performing work hereunder, other than expenses incurred for administrative assistant services. All costs must be substantiated by receipts or other written verification. Any unusual or significant expenses must be approved in advance by or on behalf of the Company.

Joseph T. Gorman
February 8, 2001

      If you agree with the terms of this letter agreement, please sign at the bottom of this letter and initial each page of the attached terms and conditions and return them to me. Please keep a copy of these documents for your records.

Sincerely,

TRW Inc.

By	/s/ John D. Ong John D. Ong Chairman, The Compensation Committee of the TRW Inc. Board of Directors

Accepted and agreed to this 21st day of February 2001

/s/ Joseph T. Gorman Joseph T. Gorman

Exhibit 1

TERMS AND CONDITIONS

I. CONFIDENTIAL INFORMATION

      The term “TRW Confidential Information” refers to all business and/or technical data, reports, drawings, tapes, formulas, interpretations, forecasts, business plans and analyses, records, trade secrets, customer lists, documents, proposals, information regarding products, pricing, terms of sale, processes, research and development, apparatus and application methods and all other information reflecting upon or concerning TRW Inc., its subsidiaries or affiliates (hereinafter referred to as “TRW”) that TRW protects against unrestricted disclosure to others and that Consultant obtains from TRW, its employees, subsidiaries or affiliates, or otherwise acquires while engaged hereunder, including information of a third party as to which TRW has a nondisclosure obligation. In view of the sensitive information to which Consultant will have access during Consultant’s engagement hereunder, any information reflecting upon or concerning TRW and known, communicated or accessible to Consultant shall be deemed to be TRW Confidential Information unless such information has been published by TRW in publicly available documents.

      Consultant:

(a)	agrees that TRW Confidential Information is the sole property of TRW and that such TRW Confidential Information shall be used only in providing consulting services hereunder for TRW;

(b)	will hold the TRW Confidential Information in confidence and not disclose it in any manner whatsoever, in whole or in part, to any person except to employees of TRW, or to employees of Consultant who need to know in order to perform their duties and who agree in writing to use the Confidential Information only to assist Consultant in performance of Consultant’s duties hereunder;

(c)	will take or cause to be taken all reasonable precautions to prevent the disclosure or communication of TRW Confidential Information to third parties;

(d)	agrees that each reproduction, duplication, or copy of any portion of TRW Confidential Information will be deemed TRW Confidential Information for all purposes hereunder; and

(e)	will, upon expiration or termination of the Agreement, discontinue all use of TRW Confidential Information and return all documents containing TRW Confidential Information to TRW.

II. INVENTIONS

      Consultant shall disclose promptly to TRW all ideas, inventions, discoveries or improvements, whether or not patentable, which were or are conceived or first reduced to practice by Consultant, whether solely or jointly with employees of TRW, its subsidiaries or affiliates, in the course of performing work hereunder or as a result of knowledge acquired while performing services under this Agreement (“TRW Inventions”). Consultant agrees that all TRW Inventions shall be the sole property of TRW. During and subsequent to the term of this Agreement, Consultant will execute and deliver to TRW all documents and take such other action as may be reasonably required by TRW to assist TRW in obtaining patents in the United States and foreign countries and in vesting title thereto in TRW for said TRW Inventions. At TRW’s request and expense, Consultant shall cooperate with TRW and do all things reasonably and lawfully appropriate to assist TRW, or its successors, assigns and nominees, to obtain and enforce patents relating to such TRW Inventions.

III. COPYRIGHTS

      Neither Consultant nor any of Consultant’s employees or independent contractors shall knowingly incorporate in any work prepared under this Agreement any copyrighted or proprietary material of TRW or any other person. Further, any work of authorship created under this Agreement shall constitute a “work made for hire”, when so defined by the Copyright Act, and as to any work not so defined, Consultant hereby transfers, and shall cause its employees to transfer, to TRW any and all right, title and interest Consultant may have in and to the copyright in such work for the entire term of the copyright. No rights are reserved to Consultant in any work prepared under this Agreement.

IV. LICENSE

      Consultant hereby grants to TRW a fully paid-up, nonexclusive and perpetual right and license to use any and all of Consultant’s know-how and trade secrets which are necessary to the implementation of work by TRW pursuant to the reports and recommendations made by Consultant.

V. CLASSIFIED MATERIAL

      TRW shall advise Consultant which information or items provided to Consultant constitute classified material, and Consultant shall comply with all security requirements imposed by the United States Government or TRW. If it becomes necessary for Consultant to store classified material at Consultant’s place of work, other than TRW premises, a facility clearance shall be required. In that event, Consultant shall enter into a security agreement with the applicable Government agency and maintain a system of security controls in accordance with such security agreement. All such classified material shall be promptly returned to TRW on request or upon termination of the security agreement or this Agreement, whichever first occurs.

VI. NO CONFLICT; NONCOMPETITION

      Except with the prior written approval of TRW after full disclosure of all relevant facts, Consultant shall refrain from accepting work, engagements or appointments from any third party that conflict with, or impede an unbiased performance of, Consultant’s work hereunder or the protection of TRW Confidential Information. Moreover, the Consultant agrees that he shall not work with or for any third party who is a competitor of TRW, and whose revenues from products or services that compete with TRW exceed 15 percent of TRW’s total revenues for the sum of the last four completed fiscal quarters.

VII. COMPLIANCE

      Consultant warrants that Consultant has the right to enter into this Agreement and that performance of the work specified shall not cause Consultant to be in violation of any federal, state or local law or regulation, or any contractual agreement entered into by the Consultant. Consultant shall comply with TRW’s policies, directives and standards, including without limitation TRW’s standards regarding legal and ethical conduct and government contracting and with all applicable federal, state and local laws and regulations. Consultant shall file all tax returns and reports required to be filed pursuant to law.

VIII. TERMINATION

      This Agreement may be terminated by TRW in whole, or in part, only upon prior written notice to the Consultant that the Directors of TRW have found that the Consultant intentionally committed an act materially inimical to the interests of TRW or its subsidiary. Payment shall be made for services and expenses rendered or incurred through the date of termination. Advance payments shall be prorated through the termination date. The covenants set forth in these Terms and Conditions shall be permanent and shall survive the termination of the Agreement.

IX. FORCE MAJEURE

      Neither party shall incur liability to the other party on account of any loss or damage resulting from any delay or failure to perform any part of this Agreement where such delay or failure was caused in whole or in part by events, occurrences, or causes beyond the reasonable control of such party.

X. RECORDS

      Consultant shall maintain a written record of all work performed and data generated in the course of performance. Such written material shall be the sole property of TRW and shall be made available on request. TRW shall have the right to request preliminary reports from Consultant which represent the findings and conclusions of Consultant based on the information which exists at that time. Upon completion of each specific project or termination of this Agreement, Consultant shall, if requested by TRW, promptly furnish TRW a complete report, together with all supporting contract data.

XI. CHANGES

      This Agreement may not be amended, modified or otherwise changed except by an instrument in writing signed by TRW and Consultant.

XII. INDEPENDENT CONTRACTOR

      Consultant agrees that in the performance of this Agreement, Consultant shall act as an independent contractor, and not as an employee of TRW, and all of Consultant’s agents and employees shall be subject solely to the control, supervision and authority of Consultant. Consultant understands and agrees that TRW will not cover Consultant or Consultant’s employees or agents with Worker’s Compensation, Unemployment Insurance, State Disability Insurance, public liability insurance or other benefits that may be available to employees of TRW. Consultant shall refrain from any representation that Consultant is an employee, agent or legal representative of TRW, or from incurring liabilities or obligations of any kind in the name, or on behalf, of TRW.

      It is agreed that (a) Consultant shall be responsible for Social Security taxes, if any, which may be applicable and for any other applicable fees or taxes (federal, state or local) which may be required; and (b) Consultant and Consultant’s employees, agents, heirs, successors and assigns shall not be entitled, by virtue of any work done under this Agreement, to any benefits under any medical or travel accident insurance, pension, sick leave, life insurance, vacation, or disability, or other employees’ benefit plan or plans maintained by TRW for its employees; and (c) Consultant shall hereby indemnify and hold TRW, its agents, and employees harmless from and against any expense, claim, action, loss or liability to any third party in the course of performing work under this Agreement, or the acts or omissions of Consultant’s employees, agents, subcontractors, suppliers, or other third parties utilized in connection with Consultant’s performance.

XIII. NONDISCRIMINATION

      Consultant: (a) will not discriminate against any applicant for employment on the basis of race, color, non-job related handicap, veteran status, religion, sex, national origin or age; (b) will take affirmative action to ensure that applicants are employed and employees are treated during employment without regard to their race, color, religion, sex, national origin, veteran status or non-job related handicap; and (c) will otherwise at all times comply with all applicable federal, state and local laws, rules, regulations, orders and ordinances relating to equal employment opportunity. Without limiting the generality of the foregoing, Consultant shall at all times comply fully with the provisions of the following regulations and Executive Orders, as the same may be amended or modified from time to time, and all rules and regulations promulgated thereunder or relating thereto or to such Executive Orders, as so amended or modified, such rules and regulations being herein incorporated by this reference: (i) Executive Order 11246, as amended by Executive Order 11375 (relating to nondiscrimination in employment by Government contracts and trade contractors); (ii) Executive Order 11625 (relating to utilization of minority business enterprises); (iii) Executive Order 11701 and 41 CFR 60-250 (relating to employment of certain veterans); (iv) Executive Order 11758 and 41 CFR 60-741:4 (relating to employment of handicapped persons); and (v) Executive Order 11141 (relating to nondiscrimination on the basis of age). Consultant shall, upon request of TRW, provide TRW with such certifications and undertake such other actions as TRW may deem appropriate to verify and assure Consultant’s compliance with such Executive Orders and regulations.

XIV. PUBLICITY

      Except as TRW grants prior written approval, Consultant shall not publicize the existence or terms of, or work performed under, this Agreement.

XV. ASSIGNMENT

      This Agreement shall not be assignable by either party without the prior written consent of the other party, except that TRW may assign this Agreement without such consent with respect to any corporate reorganization, merger, transfer of assets or similar transaction pursuant to which all of TRW’s rights and obligations hereunder are transferred by operation of law or otherwise.

XVI. ENTIRE AGREEMENT

      This Agreement, including the engagement letter and these terms and conditions, sets forth the entire understanding between the parties relating to the subject matter contained herein and merges all prior discussions between them. Neither party shall be bound by any condition, warranty, or representation other than as expressly stated in this Agreement or as subsequently set forth in writing signed by the parties. If prior agreements, letters or proposals relating to the subject matter of this Agreement are inconsistent with the terms and conditions of the Agreement, this Agreement shall govern.